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ANNEX E

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
BIOMIRA CORPORATION

Biomira Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certifies that:

        A.    The name of the Corporation is Biomira Corporation. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 7, 2007.

        B.    This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 241 and 245 of the Delaware General Corporation Law.

        C.    As of the date of this Amended and Restated Certificate of Incorporation, the Corporation has issued no shares of stock and has received no payment for shares of its stock.

        D.    The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

        IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by Robert L. Kirkman, the Corporation's duly elected and acting President and Chief Executive Officer, on September 27, 2007.

BIOMIRA CORPORATION a Delaware corporation
By:	/s/ ROBERT L. KIRKMAN Robert L. Kirkman, President and Chief Executive Officer

EXHIBIT A

ARTICLE I

        1.1   The name of the corporation is Oncothyreon Inc.

ARTICLE II

        2.1   The address of the corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of the corporation's registered agent at such address is Corporation Service Company.

ARTICLE III

        3.1   The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time (the "DGCL").

ARTICLE IV

        4.1   The corporation shall have authority to issue a total of 110,012,500 shares of capital stock divided into 3 classes as follows:

          (a)   One Hundred Million (100,000,000) shares of Common Stock, $0.0001 par value per share (the "Common Stock").

          (b)   Ten Million (10,000,000) shares of Preferred Stock, $0.0001 par value per share (the "Preferred Stock"). The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

          (c)   Twelve Thousand Five Hundred (12,500) shares of Class UA Preferred Stock, no par value (the "Class UA Preferred Stock"). The powers Class UA Preferred Stock shall be as set for in Article VI below.

        4.2   The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the corporation shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

        The preferences, rights, qualifications, limitations and restrictions of the Common Stock and Class UA Preferred Stock are as follows:

        5.1    Dividends.

          (a)   The holders of the shares of Class UA Preferred Stock shall not be entitled to receive, and the corporation shall not pay, any dividends on the Class UA Preferred Stock.

          (b)   Dividends may be paid on the Common Stock when, as and if declared by the Board of Directors.

        5.2    Liquidation, Dissolution or Winding-Up.

          (a)   In the event of the liquidation, dissolution or winding-up of the corporation or other distribution of assets of the corporation among stockholders for the purpose of winding-up its affairs, the holders of the Class UA Preferred Stock, as a class, shall be entitled to receive from the assets of the corporation a sum equivalent to the lesser of:

              (i)  Twenty percent (20%) of the Net Profits of the Corporation (as defined in Section 5.3(c) hereof) for the period commencing at the end of the last completed financial year of the corporation and ending on the date of the distribution of assets of the corporation to its stockholders together with twenty percent (20%) of the Net Profits of the Corporation for the last completed financial year less any amounts of said net profits received by the holders of the shares of Class UA Preferred Stock pursuant to Section 5.3(c) hereof; and

             (ii)  The aggregate Redemption Amount (as defined in Section 5.3(a) hereof) of all the shares of Class UA Preferred Stock then outstanding, before any amount shall be paid or any property or assets of the corporation distributed to the holders of the Common Stock of the corporation or the shares of any other series or class of capital stock ranking junior to the Class UA Preferred Stock. After payment to the holders of the Class UA Preferred Stock of the amount so payable to them as above provided, such holders shall not be entitled to share in any further distribution of the assets or property of the corporation by virtue of their ownership of shares of Class UA Preferred Stock.

          (b)   After the payment or setting aside for payment to the holders of Class UA Preferred Stock of the full amounts specified in Section 5.2(a) above, the entire remaining assets of the corporation legally available for distribution shall be distributed pro rata to holders of the Common Stock of the corporation in proportion to the number of shares of Common Stock held by them, subject to the rights and preferences of any then outstanding shares of Preferred Stock.

        5.3    Redemption.

          (a)   The corporation may, subject to the requirements of the DGCL, upon giving notice as hereinafter provided, redeem at any time the whole or from time to time all or any lesser number of the then outstanding shares of Class UA Preferred Stock on payment for each share to be redeemed of One Hundred Canadian Dollars (Cdn. $100.00) (the "Redemption Amount").

          (b)   In the case of redemption of Class UA Preferred Stock under the provisions of Section 5.3(a) hereof, the corporation shall, unless waived in writing by the holders of all of the shares of Class UA Preferred Stock, at least ten days before the date specified for redemption deliver or mail to each person who at the date of mailing is a registered holder of shares of Class UA Preferred Stock to be redeemed a notice in writing of the intention of the corporation to redeem such shares of Class UA Preferred Stock. Such notice shall be delivered or mailed by letter, postage prepaid, addressed to each such stockholder at his, her or its address as it appears on the records of the corporation or in the event of the address of any such stockholder not so appearing then to the last known address of such stockholder or if delivered, delivered to each such stockholder at such address; provided, however, that accidental failure to give any such notice to one or more of such stockholders shall not affect the validity of such redemption. Such notice shall set out the Redemption Amount and the date on which redemption is to take place and if part only of the shares held by the person to whom it is addressed is to be redeemed the number thereof to be so redeemed; provided, however, that if a part only of the shares of Class UA Preferred Stock for the time being outstanding is to be redeemed, the shares so to be redeemed shall be redeemed pro rata (disregarding fractions) unless otherwise agreed in writing by the holders of all of the shares of Class UA Preferred Stock. On or after the date so specified for redemption, the corporation shall pay or cause to be paid to or to the order of the record holders of the shares of Class UA Preferred Stock to be redeemed the Redemption Amount thereof on presentation and surrender at the registered office of the corporation or any other place designated in such notice of the certificates representing the shares of Class UA Preferred Stock called for redemption. Such payment shall be made by check payable at par at any branch of the corporation's bankers in Canada. If less than all of the shares of Class UA Preferred Stock represented by any certificate are redeemed, the holder shall be entitled to receive a new certificate for that number of shares of Class UA Preferred Stock represented by the original certificate that are not redeemed. From and after the date specified for redemption in any such notice, the holders of the shares of Class UA Preferred Stock called for redemption shall not be entitled to exercise any of the rights of stockholders in respect thereof unless payment of the Redemption Amount shall not be made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of stockholders shall remain unaffected. The corporation shall have the right, at any time after the mailing of notice of its intention to redeem any shares of Class UA Preferred Stock, to deposit the Redemption Amount of the shares so called for redemption or of such of the said shares represented by certificates as have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption to a special account in any chartered bank or in any trust company in Canada, named in such notice, to be paid without interest to or to the order of the respective holders of such shares of Class UA Preferred Stock called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same. Upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the shares of UA Preferred Stock in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or such redemption date, as the case may be, shall be limited to receiving without interest their proportionate part of the total Redemption Amount so deposited against presentation and surrender of the said certificates held by them respectively and any interest on the amount so deposited shall be for the account of the corporation. If any part of the total Redemption Amount so deposited has not been paid to or to the order of the respective holders of the shares of Class UA Preferred Stock which were called for redemption within two years after the date upon which such deposit was made or the date specified for redemption in the said notice, whichever is the later, such balance remaining in the said special account shall be returned to the corporation without prejudice to the rights of the holders of the shares being redeemed to claim the Redemption Amount without interest from the corporation.

          (c)   Notwithstanding the foregoing provisions, the corporation shall, each year, within 30 days following receipt by the corporation of the audited financial statements of the corporation for the corporation's preceding financial year, redeem, subject to the requirements of the DGCL and in accordance with Section 5.3(b) hereof, that number of shares of Class UA Preferred Stock (disregarding fractions) as is determined by dividing twenty percent (20%) of the Net Profits of the Corporation (as hereinafter defined) for such preceding financial year by One Hundred Canadian Dollars (Cdn. $100.00). If such number of shares of Class UA Preferred Stock so determined to be redeemed is more than the total number of shares of Class UA Preferred Stock then outstanding, the corporation shall redeem all such shares of Class UA Preferred Stock then outstanding within such thirty (30) day period. "Net Profits of the Corporation" means the after tax profits determined in accordance with generally accepted accounting principles, where relevant, consistently applied.

          (d)   The shares of Common Stock shall have no right of redemption.

        5.4    Voting Rights.

          (a)    Class UA Preferred Stock.    The holders of the shares of Class UA Preferred Stock as such shall not be entitled to receive notice of, or to attend and vote at, any meeting of the stockholders of the corporation, unless the meeting is called to consider any matter in respect of which the holders of the shares of Class UA Preferred Stock would be entitled to vote separately as a class, in which case the holders of the shares of Class UA Preferred Stock shall be entitled to receive notice of and to attend and vote at such meeting.

          (b)    Common Stock.    Except as otherwise provided by law, each share of Common Stock shall entitle the holder thereof to one vote on each matter submitted to a vote at a meeting of stockholders.

          (c)    Adjustment in Authorized Stock.    The number of authorized shares of any class or series of the corporation's stock may be increased or decreased (but not below the number of shares thereof then outstanding) by an affirmative vote of the holders of a majority of the stock of the corporation.

ARTICLE VI

        6.1   The number of directors that constitutes the entire Board of Directors of the corporation shall be fixed by, or in the manner provided in, the Bylaws of the corporation. At each annual meeting of stockholders, directors of the corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such election shall not be so held, such election shall take place at a stockholders' meeting called and held in accordance with the DGCL.

        6.2   Effective at such time as the corporation becomes a reporting issuer under the Securities and Exchange Act of 1934 (the "Effective Date"), the directors of the corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the effective date of this Certificate of Incorporation, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Date and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Date. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders following the Effective Date, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.

        6.3   Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

        6.4   Any director may be removed from office by the stockholders of the corporation only for cause. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors and may not be filled by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.

        6.5   No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VII

        7.1   In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to adopt, amend or repeal the Bylaws of the corporation.

ARTICLE VIII

        8.1   Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE IX

        9.1   No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent.

ARTICLE X

        10.1 To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

        10.2 The corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

        10.3 The corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

        10.4 Neither any amendment nor repeal of this Article X, nor the adoption of any provision of the corporation's Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XI

        11.1 Except as provided in Article X above, the corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Certificate of Incorporation, or any provision of law that might otherwise permit a lesser vote or no vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors and the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of the corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Section 4.1(b) of Article IV, Sections 6.2, 6.3, 6.4 and 6.5 of Article VI, Article IX or Article XI of this Certificate of Incorporation.

ARTICLE XII

  12.1
  The name and mailing address of the incorporator are as follows:

  Effie Toshav
  Wilson Sonsini Goodrich & Rosati, Professional Corporation
  701 Fifth Avenue, Suite 5100
  Seattle, Washington 98104

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ANNEX E AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF BIOMIRA CORPORATION